UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 000-19932

RELIV INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

136 Chesterfield Industrial Blvd.

Chesterfield, Missouri 63005

(636) 537-9715

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock $.001 par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty

to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date:          27

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Reliv International, Inc. has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.

RELIV INTERNATIONAL, INC.
Date:	January 19, 2021	By:	/s/ Ryan A. Montgomery
		Name:	Ryan A. Montgomery
		Title:	Chief Executive Officer